Exhibit 99.1

For Immediate Release

SeaBright Holdings, Inc. Stockholders Approve

Merger Agreement with Enstar Group Limited

Seattle, Washington (USA) – November 19, 2012 – SeaBright Holdings, Inc. (NYSE: SBX) (“SeaBright”) today announced that SeaBright’s stockholders, at a special meeting of stockholders held earlier today, approved the proposal to adopt the previously announced merger agreement, dated as of August 27, 2012, among Enstar Group Limited (“Enstar”), AML Acquisition, Corp., an indirect wholly owned subsidiary of Enstar, and SeaBright, under which Enstar has agreed to acquire SeaBright for $11.11 per share in cash. Of the shares voted at the special meeting, approximately 99.8% were voted in favor of the adoption of the merger agreement, which represented approximately 69.0% of the total outstanding shares of common stock of SeaBright as of the October 15, 2012 record date. A quorum of approximately 69.2% of SeaBright’s total outstanding shares of common stock as of the record date were voted by proxy or in person.

The consummation of the merger remains subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, including obtaining governmental and regulatory approvals. It is currently expected that the merger will close in the fourth quarter of 2012 or the first quarter of 2013.

About SeaBright

SeaBright is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers, licensed program managers and its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of SeaBright and its management team. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. You are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

In particular, Enstar and SeaBright may not be able to complete the merger on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to failure: (i) to obtain governmental and regulatory approvals, or (ii) to satisfy other closing conditions.

The foregoing list of important factors is not exhaustive. Other important risk factors may be found under the heading “Risk Factors” in SeaBright’s Form 10-K for the year ended December 31, 2011 and SeaBright’s Form 10-Q for the three months ended September 30, 2012, and are incorporated herein by reference. SeaBright undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

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